Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Kelley Benander kbenander@levi.com (415) 501-7598
LEVI STRAUSS & CO. APPOINTS NEW GLOBAL DOCKERS®
BRAND PRESIDENT
SAN FRANCISCO (May 16, 2011) — Levi Strauss & Co. announced it has named Anne Rohosy as Executive Vice President and President, Global Dockers®.
As Dockers® President, Rohosy will be responsible for all product, marketing and business operations for the global khaki brand, reporting to Levi Strauss & Co. President & CEO John Anderson. She moves to this Dockers® leadership position after two years as a senior vice president, overseeing Levi’s® brand commercial wholesale operations in the Americas. Prior to joining Levi Strauss & Co., she spent 15 years with Nike.
“With more than 20 years of U.S. and international retail experience, Anne has the leadership and strategic expertise to drive Dockers® forward and continue the brand’s momentum in revitalizing the khaki category,” said Anderson. “Anne is well-known in the retail industry for her strong business sense and tremendous relationships with retailers, making her the ideal choice to lead the Dockers® brand during this exciting time.”
“The Dockers® brand invented the khaki category and continues to bring innovative, fresh products to consumers today,” said Rohosy. “I’m excited to join this talented team that has laid the foundation for a ‘khaki revolution.’”
Rohosy has deep experience in brand management, sales, consumer-aligned growth strategies and strategic distribution. Prior to her SVP role with Levi’s®, Rohosy led Nike’s commercial strategy development and apparel sales in the U.S. and Europe as Director of U.S. Commercial Strategic Development, Director of U.S. Apparel Sales, and Director of American and European Sales. She also previously worked with the global brands Swatch and Liz Claiborne.
Dockers® products are sold in more than 50 countries around the world, reaching modern male consumers across a variety of stores, ranging from Macy’s and Kohl’s to Barney’s and Urban Outfitters.

About the Dockers® Brand
The Dockers® Brand has embodied the spirit of khaki for more than 25 years. Since their introduction in 1986, Dockers® has been perfecting khakis—and the essential goods to go with them—for men and women all over the world. No compromises in quality. Just versatile, essential style. Day to night. Monday to Sunday. Wearing the pants has never looked so good. For information on Dockers® and its products, please call 1-800-DOCKERS or visit www.Dockers.com.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen™ brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of February 27, 2011, the company operated 482 stores within 31 countries. Levi Strauss & Co.’s reported fiscal 2010 net revenues were $4.4 billion. For more information, go to http://levistrauss.com.
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